                                     EXHIBIT 11.1

                          ZYCAD CORPORATION AND SUBSIDIARIES

                    STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                         (IN THOUSANDS EXCEPT PER SHARE DATA)


                                            YEAR ENDED DECEMBER 31
                                           -------------------------
                                       1995           1994          1993
- -------------------------------------------------------------------------
Net income (loss)                    $  1,957     $ (9,748)     $ (4,480)
                                       ------       ------        ------
                                       ------       ------        ------
Weighted average shares of common
  stock outstanding during the
  periods indicated                    19,395       18,598        16,908
Dilutive common equivalent shares
  relating to outstanding options and
  warrants to purchase common stock
  using the treasury stock method       1,838           ---(1)       ---(1)
                                      -------       ------        ------
Total common and common
 equivalent shares outstanding         21,233       18,598        16,908
                                       ------       ------        ------
                                       ------       ------        ------
Net Income (loss) per common and
  common equivalent share            $    .09       $ (.52)        $(.26)
                                       ------       ------        ------
                                       ------       ------        ------

(1) Common stock equivalents of 3.1 million and 2.9 million shares are excluded from the computation in 1994 and 1993 respectively, as they are antidilutive.

                          ZYCAD CORPORATION AND SUBSIDIARIES

                   SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                (AMOUNTS IN THOUSANDS)



Column A                           Column B   Column C  Column D       Column F
- --------                           --------   --------  --------       --------
                                   Balance at                        Balance at
                                   Beginning                             End of
Descriptions                       of Period  Additions  Deductions      Period
- --------------------------------------------------------------------------------
Deducted from assets:
Allowance for doubtful acounts
(accounts receivable):

Year ended December 31,



1995                                $  381    $---       $  85(1)s       $  296
                                    ------    ----       -----          ------
                                    ------    ----       -----          ------

1994                                $  401    $---       $  20(1)       $  381
                                    ------    ----       -----          ------
                                    ------    ----       -----          ------

1993                                $  580    $ ---      $  179(1)      $  401
                                    ------    -----      ------         ------
                                    ------    -----      ------         ------



(1) Write-off of accounts and notes determined to be uncollectable.

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